Exhibit 99.2(k)(3)

ESCROW AGREEMENT

Subscription Escrow Agreement (the “Escrow Agreement”) dated as October 18, 2010 (the "Effective Date”) by and among Ironwood Institutional Multi-Strategy Fund LLC  (the "Issuer") and CSC Trust Company of Delaware, as escrow agent hereunder  (the "Escrow Agent").

WHEREAS, the Issuer has offered to certain investors, pursuant to a Registration Statement as initially filed on Form N-2 with the U.S. Securities and Exchange Commission (“SEC”) on August 31, 2010 (as revised, the “Registration Statement”), the subscription and sale of up to $300 million of units of limited liability company interest (the “Units”), at a price of $1,000 per Unit, of the Issuer.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.           Appointment.  The Issuer hereby appoints the Escrow Agent as its escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2.           Escrow Fund.  Escrow Agent hereby agrees that all funds paid by prospective investors in the Fund in connection with the sale of Units (the "Escrow Deposit") shall be paid initially to the Escrow Agent.  The Escrow Agent shall hold the Escrow Deposit and, subject to the terms and conditions hereof, shall invest  the Escrow Deposit and the proceeds thereof (the "Escrow Fund") as directed in Section 3.

3. Investment of Escrow Fund.  During the term of this Escrow Agreement, the Escrow Fund shall be invested and reinvested by the Escrow Agent in the investment indicated on schedule 1 hereto (“Schedule 1”) or such other investments as shall be directed in writing by the Issuer and as shall be acceptable to the Escrow Agent.  All investment orders shall be executed through broker-dealers selected by the Escrow Agent. Periodic statements will be provided to Issuer reflecting transactions executed on behalf of the Escrow Fund.  The Issuer, upon written request, will receive a statement of transaction details upon completion of any securities transaction in the Escrow Fund without any additional cost. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Escrow Agreement.  The Escrow Agent shall have no liability for any loss sustained as a result of any investment in an investment indicated on Schedule 1 or any investment made pursuant to the instructions of the parties hereto or as a result of any liquidation of any investment prior to its maturity or for the failure of the parties to give the Escrow Agent instructions to invest or reinvest the Escrow Fund.  The Escrow Agent may earn compensation in the form of short-term interest (“float”) on items like uncashed distribution checks (from the date issued until the date cashed), funds that we are directed not to invest, deposits awaiting investment direction or received too late to be invested overnight in previously directed investments.

4. Disposition and Termination.  The Issuer agrees to notify the Escrow Agent in writing of the date on which the Registration Statement has been declared effective by the SEC (the “Registration Date”) and the Initial Closing Date   (as defined in the Registration Statement).

(i) Upon receipt of written notification of the Initial Closing Date, the Escrow Agent agrees that the full balance of the Escrow Fund will be promptly paid to or credited to the account of, or otherwise transferred to the Issuer to the account listed on Schedule 1.

(ii) If the Issuer determines that the Initial Closing Date will not occur on or prior to the ninetieth calendar day after the Registration Date, the Issuer shall send the Escrow Agent a notice together with a list containing the amount received from each subscriber whose funds have been deposited with the Escrow Agent (with respect to each subscriber the “Subscriber Investment Amount”) and the name, address and Taxpayer Identification Number (“TIN”) of each subscriber.  The aggregate of all Subscriber Investment Amounts shall be equal to the amount of the Escrow Fund on the Offering Closing Date.  The Escrow Agent shall distribute to each subscriber the appropriate Subscriber Investment Amount and interest thereon pursuant to written instructions of the Issuer within 45 days of receipt of the information described in this Section 4(ii).

Upon delivery of the Escrow Fund to the Issuer or the subscribers as the case may be, by the Escrow Agent, this Escrow Agreement shall terminate, subject to the provisions of Section 8.

5.           Escrow Agent.  The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement.  The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties.  The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document.  The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Fund.  The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent's gross negligence or willful misconduct was the primary cause of any loss to the Issuer . The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys (and shall be liable only for the careful selection of any such agent or attorney) and may consult with counsel, accountants and other skilled persons to be selected and retained by it.  The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons.  In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by a final order or judgment of a court of competent jurisdiction.  Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

6.           Succession.  The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving 10 days advance notice in writing of such resignation to the Issuer specifying a date when such resignation shall take effect.  The Escrow Agent shall have the right to withhold an amount equal to any amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of the Escrow Agreement.  Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated shall be the Escrow Agent under this Escrow Agreement without further act.

7.           Fees.  The Issuer agrees to (i) pay the Escrow Agent upon execution of this Escrow Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed in writing shall be as described in Schedule 1 attached hereto, and (ii) pay or reimburse the Escrow Agent upon request for all expenses, disbursements and advances, including reasonable attorney's fees and expenses, incurred or made by it in connection with the preparation, execution, performance, delivery, modification and termination of this Escrow Agreement.  The Escrow Agent is authorized to deduct such fees from the Escrow Fund without prior authorization from the Issuer.

8.           Indemnity.  The Issuer shall indemnify, defend and save harmless the Escrow Agent and its directors, officers, agents and employees (the "indemnitees") from all loss, liability or expense (including the fees and expenses of in house or outside counsel) arising out of or in connection with (i) the Escrow Agent's execution and performance of this Escrow Agreement, except in the case of any indemnitee to the extent that such loss, liability or expense is due to the gross negligence or willful misconduct of the Escrow Agent, or (ii) its following any instructions or other directions from the Issuer, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Escrow Agreement. The parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in the Escrow Fund for the payment of any claim for indemnification, compensation, expenses and amounts due hereunder.

9.           TINs. The Issuer represents that its correct TIN assigned by the Internal Revenue Service (the “IRS”) or any other taxing authority is set forth in Schedule 1.  All interest or other income earned under the Escrow Agreement shall be allocated to the Issuer and reported, to the extent required by law, by the Escrow Agent to the IRS or any other taxing authority, as applicable, on IRS form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Account by the Issuer whether or not said income has been distributed during the year.  Any other tax returns required to be filed will be prepared and filed by the Issuer with the IRS and any other taxing authority as required by law.    The Escrow Agent shall withhold any taxes it deems appropriate, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities as it determines may be required by any law or regulation in effect at the time of the distribution.

10.           Notices.  All communications hereunder shall be in writing and shall be deemed to be duly given and received:

(i) upon delivery if delivered personally or upon confirmed transmittal if by facsimile or by other electronic means;

(ii) on the next Business Day (as hereinafter defined) if sent by overnight courier; or

(iii) four (4) Business Days after mailing if mailed by prepaid registered mail, return receipt requested, to the appropriate notice address set forth on Schedule 1 or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to (ii) and (iii) of this Section 10, such communications shall be deemed to have been given on the date received by the Escrow Agent.  In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.  "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth on Schedule 1 is authorized or required by law or executive order to remain closed.

11.           Security Procedures.  In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on schedule 2 hereto (“Schedule 2”), and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated.  The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. The Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the Issuer to identify (i) the beneficiary, (ii) the beneficiary's bank, or (iii) an intermediary bank.  The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank or an intermediary bank designated. The parties to this Escrow Agreement acknowledge that these security procedures are commercially reasonable.

12.           Miscellaneous.  The provisions of this Escrow Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto.  Neither this Escrow Agreement nor any right or interest hereunder may be assigned in whole or in part by any party, except as provided in Section 6, without the prior consent of the other parties.  This Escrow Agreement shall be governed by and construed under the laws of the State of Delaware.  Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Delaware.  The parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Escrow Agreement.  No party to this Escrow Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, floods, strikes, equipment or transmission failure, or other causes reasonably beyond its control.  This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the Effective Date.

CSC Trust Company of Delaware as Escrow Agent

By:	/s/ Alan R. Halpern
Alan R. Halpern
Vice President

IRONWOOD INSTITUTIONAL MULTI-STRATEGY FUND LLC

By:	/s/ Jonathan Gans
Name: Jonathan Gans
Title: President, Chief Executive Officer

Schedule 1

Issuer Notice Address: Issuer E-mail: Issuer TIN: Issuer Account Details: Bank Name: Routing Number: DDA #: FFC:
c/o Ironwood Institutional Capital Management,
One Market Plaza, Steuart Tower, Suite 2500
San Francisco, California 94105
Alison@ironwoodpartners.com
27-3335948

State Street Bank and Trust Company
011000028
0007532
Ironwood Institutional Multi-Strategy Fund LLC – Fund #4000

Name of Escrow Agent:	CSC Trust Company of Delaware
Escrow Agent Notice Address:	2711 Centerville Road, Suite 400 Wilmington, DE 19808 Attn: Escrow Administration Telephone: 866-291-6119 Facsimile: 302-636-8666

Investment:
[X ]
BlackRock Temp Fund Cash Management Shares (the “Share Class”), an institutional money market mutual fund for which the Escrow Agent serves as shareholder servicing agent and/or custodian or subcustodian.  The parties hereto: (i) acknowledge Escrow Agent’s disclosure of the services CSC is providing to and the fees it receives from BlackRock; (ii) consent to the Escrow Agent’s receipt of these fees in return for providing shareholder services for the Share Class; and (iii) acknowledge that the Escrow Agent has provided on or before the date hereof a BlackRock Temp Fund Cash Management Shares prospectus which discloses, among other things, the various expenses of the Share Class and the fees to be received by the Escrow Agent.

[ ]	Such other investments as Issuer and Escrow Agent may from time to time mutually agree upon in a writing executed and delivered by the Issuer and accepted by the Escrow Agent.

[ ]	The funds shall not be invested.

Escrow Agent notice address:
CSC Trust Company of Delaware
2711 Centerville Road, Suite 400
One Little Falls Centre
Wilmington, DE 19808
Attention:  Corporate Escrow Administration
Fax No.:      302-636-8666
E-mail:        csctrust@cscinfo.com

Escrow Agent’s compensation: See Appended Schedule 3

Schedule 2

Telephone Number(s) for Call-Backs and
Person(s) Designated to Confirm Funds Transfer Instructions

If to Issuer:

Name	Telephone Number
1. Alison Sanger	(415) 778-1520

2. Neil Zelinski	(415) 778-1522

Schedule 3

SET-UP FEE:

A one time fee payable upon the execution of the escrow agreement.

$500.00

ADMINISTRATION FEE:

An annual charge or any portion of a 12-month period thereof.  This fee is payable upon execution of the escrow agreement and in advance of the anniversary date thereafter.

$2,500
.
TRANSACTION FEES:

Wire transfer of fund: $25.00/wire initiated
Checks Cut: $7.50/check cut
Securities Purchase (Buy and Sell): $50.00/transaction
Returned Check: $30.00/returned item

In any case where funds are returned to subscribers, transaction fees will automatically be deducted from the amount prior to distribution.  Out-of pocket expenses, fees and disbursements and services of an unanticipated or unexpected nature are not included in the above schedule.